Exhibit 5.1

Fried, Frank, Harris, Shriver & Jacobson LLP

September 26, 2024

T-Mobile US, Inc.

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Ladies and Gentlemen:

We have acted as counsel to T-Mobile USA, Inc., a Delaware corporation (the “Company”), T-Mobile US, Inc., a Delaware corporation and the direct parent of the Company (the “Parent Guarantor”), the subsidiaries of the Company listed on Schedule I hereto (together with the Parent Guarantor, the “DE Guarantors”) and the subsidiaries of the Company listed on Schedule II hereto (the “Non-DE Guarantors” and, collectively with the DE Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-3 (File No. 333-271553), initially filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2023 under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Post-Effective Amendment No. 1 thereto, filed on September 11, 2023 and Post-Effective Amendment No. 2 thereto, filed on September 23, 2024 (the “Registration Statement”), with respect to the issuance of $700,000,000 in aggregate principal amount of the Company’s 4.200% Senior Notes due 2029 (the “2029 Debt Securities”) and the guarantees by the Guarantors thereof (the “2029 Guarantees”), $900,000,000 in aggregate principal amount of the Company’s 4.700% Senior Notes due 2035 (the “2035 Debt Securities”) and the guarantees by the Guarantors thereof (the “2035 Guarantees”) and $900,000,000 in aggregate principal amount of the Company’s 5.250% Senior Notes due 2055 (the “2055 Debt Securities”, and together with the 2029 Debt Securities and the 2035 Debt Securities, the “Debt Securities”) and the guarantees by the Guarantors thereof (the “2055 Guarantees” and, together with the 2029 Guarantees and the 2035 Guarantees, the “Guarantees”). The Debt Securities and the Guarantees are being offered and sold in a public offering pursuant to an underwriting agreement dated September 23, 2024, by and among the Company, the Guarantors and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriting Agreement”).

The Debt Securities and the Guarantees have been issued pursuant to an indenture, dated as of September 15, 2022 (the “Base Indenture”), among the Company, the Parent Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Nineteenth Supplemental Indenture, dated as of September 26, 2024 (the “Nineteenth Supplemental Indenture”), among the Company, the Guarantors and the Trustee, with respect to the 2029 Debt Securities and the 2029 Guarantees, as further supplemented by the Twentieth Supplemental Indenture, dated as of September 26, 2024 (the “Twentieth Supplemental Indenture”), among the Company, the Guarantors and the Trustee, with respect to the 2035 Debt Securities and the 2035 Guarantees and as further supplemented by the Twenty-First Supplemental Indenture, dated as of September 26, 2024 (the “Twenty-First Supplemental Indenture”), among the Company, the Guarantors and the Trustee, with respect to the 2055 Debt Securities and the 2055 Guarantees (the Base Indenture, as supplemented by the Nineteenth Supplemental Indenture, the Twentieth Supplemental Indenture and the Twenty-First Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, the Guarantors and their subsidiaries, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors, their subsidiaries and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We examined, among other documents, the following:

(a) an executed copy of the Underwriting Agreement;

(b) an executed copy of the Base Indenture;

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Fried, Frank, Harris, Shriver & Jacobson LLP

September 26, 2024 Page 2

(c) an executed copy of the Nineteenth Supplemental Indenture;

(d) an executed copy of the Twentieth Supplemental Indenture;

(e) an executed copy of the Twenty-First Supplemental Indenture; and

(f) executed copies of the Debt Securities.

The documents referred to in items (a) through (f) above, inclusive, are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, the Guarantors and their subsidiaries and others.

To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) all of the parties to the Documents (other than the Company and the DE Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the parties to the Documents (other than the Company and the DE Guarantors) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company and the DE Guarantors); (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company and the Guarantors), enforceable against such parties in accordance with their respective terms; (v) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto; (vi) the Debt Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Documents; and (vii) the Debt Securities conform to the specimens thereof examined by us.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the Guarantees constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

(A)	We express no opinion as to the validity, binding effect or enforceability of any provision in any Document:

(i)	relating to indemnification, contribution or exculpation;

(ii)

containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Guarantor under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such a Waiver is effective under, and is not prohibited by or void or invalid under applicable law (including judicial decisions);

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September 26, 2024 Page 3

(iii)

related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process, or (d) waivers of any rights to trial by jury;

(iv)	specifying that provisions thereof may be modified or waived only in writing;

(v)	purporting to give any person or entity the power to accelerate obligations without notice to the obligor;

(vi)

relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or forfeiture; or

(vii)	that purports to create a trust, power of attorney or other fiduciary relationship.

(B)

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Document may be sought that limits the rates of interest legally chargeable or collectible.

(C)	Our opinions are subject to the following:

(i)	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii)

general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii)

the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(D)

Provisions in the Guarantees and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under the circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to each Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

The opinion expressed herein is limited to the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

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September 26, 2024 Page 4

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof, which will be incorporated by reference in the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus supplements related to the Debt Securities and the Guarantees. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Schedule I

Subsidiary DE Guarantors

Entity	Jurisdiction of Organization
American Telecasting of Seattle, LLC	Delaware
APC Realty and Equipment Company, LLC	Delaware
Assurance Wireless of South Carolina, LLC	Delaware
Assurance Wireless USA, L.P.	Delaware
ATI Sub, LLC	Delaware
Clearwire Communications LLC	Delaware
Clearwire Legacy LLC	Delaware
Fixed Wireless Holdings, LLC	Delaware
IBSV LLC	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Massachusetts, LLC	Delaware
MetroPCS Michigan, LLC	Delaware
MetroPCS Nevada, LLC	Delaware
MetroPCS New York, LLC	Delaware
MetroPCS Pennsylvania, LLC	Delaware
MetroPCS Texas, LLC	Delaware
Mint Mobile, LLC	Delaware
Mint Mobile Incentive Company, LLC	Delaware
Mobile Match, LLC	Delaware
Nextel Systems, LLC	Delaware
Nextel West Corp.	Delaware
NSAC, LLC	Delaware
Primo Connect, Inc.	Delaware
PRWireless PR, LLC	Delaware
PushSpring, LLC	Delaware
Sprint Capital Corporation	Delaware
Sprint Communications LLC	Delaware
Sprint LLC	Delaware
Sprint Solutions LLC	Delaware
Sprint Spectrum LLC	Delaware
Sprint Spectrum Realty Company, LLC	Delaware
TDI Acquisition Sub, LLC	Delaware
T-Mobile Central LLC	Delaware
T-Mobile Financial LLC	Delaware
T-Mobile Innovations LLC	Delaware
T-Mobile Leasing LLC	Delaware
T-Mobile License LLC	Delaware
T-Mobile Northeast LLC	Delaware
T-Mobile Puerto Rico Holdings LLC	Delaware
T-Mobile Puerto Rico LLC	Delaware
T-Mobile Resources LLC	Delaware
T-Mobile South LLC	Delaware

I-1

T-Mobile West LLC	Delaware
TMUS International LLC	Delaware
TVN Ventures LLC	Delaware
UVNV, Inc.	Delaware
VMU GP, LLC	Delaware
WBSY Licensing, LLC	Delaware

I-2

Schedule II

Subsidiary Non-DE Guarantors

Entity	Jurisdiction of Organization
Clearwire Spectrum Holdings II LLC	Nevada
Clearwire Spectrum Holdings III LLC	Nevada
Clearwire Spectrum Holdings LLC	Nevada
Nextel South Corp.	Georgia
SprintCom LLC	Kansas

II-1